EXHIBIT 99.1

JDA Software Group, Inc.	JDA Investor Relations Contacts: Lawrence Delaney, Jr., The Berlin Group Tel: 714-734-5000;larry@berlingroup.com
NEWS RELEASE	Kris L. Magnuson, Executive Vice President & Chief Financial Officer, JDA Software Group, Inc. Tel: 480-308-3000

JDA Software Announces Preliminary First Quarter 2005 Results

Scottsdale, Ariz. – April 13, 2005 – JDA® Software Group, Inc. today announced preliminary financial results for the first quarter ended March 31, 2005. Based on unaudited results, JDA anticipates total revenues of approximately $50 million and software revenues of approximately $10.2 million for first quarter 2005, compared to total revenues of $55.2 million and software revenues of $14.6 million for first quarter 2004.

     “Software sales in the Americas came in at $6.5 million for first quarter 2005 compared to $15.3 million for fourth quarter 2004. This sequential decrease was primarily due to the lack of large deals and a significant number of transactions that were delayed into future quarters,” commented Hamish Brewer, JDA Chief Executive Officer. “Our reduced cost structure has ensured that we have maintained profitability and positions us to deliver substantial earnings growth as we recover these delayed sales.”

     JDA expects GAAP net income for first quarter 2005 to be $0.01 — $0.02 per share, as compared to a GAAP net loss of $.02 per share in first quarter 2004. The Company expects to report adjusted non-GAAP earnings for first quarter 2005 of approximately $0.07- $0.08 per share, which excludes amortization of acquired software technology and intangibles, non-recurring restructuring charges, non-recurring tax benefits, as compared to adjusted non-GAAP earnings per share of $.07 for first quarter 2004, which excluded amortization of intangibles and acquired software technology, a restructuring charge and adjustments to acquisition-related reserves, and non-recurring tax benefits.

     These anticipated results are preliminary and based on partial information and management assumptions. JDA plans to announce final results and hold its regularly scheduled conference call for the first quarter of 2005 on April 25, 2005.

Conference Call Information for Today’s Announcement

     JDA will host a conference call at 4:45 pm Eastern today to discuss the preliminary software revenue results. To participate in the call, dial 1-800-921-9431 (United States) or 1-973-935-8505 (International) and ask the operator for the “JDA Software Group, Inc. Pre-Earnings Conference Call.” A replay of the conference call will begin April 13, 2005 immediately following the call and will end on May 13, 2005 at 12:00 am EST. Callers can hear the replay by dialing 1-877-519-4471 (United States) or 1-973-341-3080 (International) using replay pin number: 5958253.

     To participate in a live Web cast of the call, visit JDA’s Investor Relations Web page at www.jda.com or the following web page: http://www.viavid.net/detailpage.aspx?sid=000024AA at the time of the conference call. An archived version of the Web cast will be accessible from the same link for one year from the conference date.

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Add 1 JDAS Preliminary 1Q05 Earnings

ABOUT JDA SOFTWARE

     With over 4,700 retail, manufacturing and wholesale customers in 60 countries, JDA Software Group, Inc. (Nasdaq:JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio, its suite of merchandising, POS, analytic and collaborative solutions that improve revenues, efficiency and customer focus. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs more than 1,100 associates operating from 26 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more details, visit www.jda.com, call +1 480.308.3555 or email info@jda.com.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our expected financial results for the first quarter of 2005, and Mr. Brewer’s statements regarding closing delayed sales in future quarters and achieving substantial earnings growth. Future events may involve risks and uncertainties, including, but not limited to, the possibility that our final results for the first quarter may differ from our preliminary results reported in this press release, uncertainties inherent in predicting closure of delayed business and future earnings results future, particularly in volatile markets and industries such as our own, and other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

“JDA” and “JDA Portfolio” are trademarks or registered trademarks of JDA Software Group. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders’.

JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260